Exhibit 10.1

Amendment No. 9

to

Employment Agreement of David Schaeffer

This amendment is made by and among Cogent Communications Holdings, Inc. (“Holdings”), Cogent Communications, Inc. (the “Company”) and David Schaeffer (“Executive”).  This amendment amends the employment agreement between the Company and Executive dated February 7, 2000 as amended.

1.	The second and third sentences of Section 2 are replaced with the following:

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2026, unless earlier terminated as provided in Section 6.

2.	Section 5(b) (“Bonus”) is replaced with the following:

With respect to each calendar year during the Term, Executive shall be eligible for an annual bonus based on Annualized Wavelength Revenue achievement of Holdings compared to a target amount (the “AWR Target”), which shall be set by the Compensation Committee (the “Committee”) of Holdings’ Board of Directors in the prior year. Annualized Wavelength Revenue shall be calculated by multiplying Holdings’ wavelength revenue for the quarter ending December 31st of the applicable year (as reported in Holdings’ earnings release for such quarter) by 4 (four). The annual bonus shall be determined by dividing $500,000 by the AWR Target and multiplying the result by Annualized Wavelength Revenue, provided, that the annual bonus shall not exceed $667,000. If Annualized Wavelength Revenue is zero, the annual bonus shall be zero. The annual bonus for each year, if any, shall be calculated and paid in February of the following year in connection with the filing of Holdings’ Annual Report on Form 10-K (e.g. the annual bonus, if any, to be paid in February 2025 is based on reported results for the quarter/year ending December 31, 2024), subject to Executive’s continued employment through December 31 of the applicable year.

3.	A new Section 5(g) (“Equity Awards”) is added, as follows:

(i)            Notwithstanding anything to the contrary in those certain Restricted Stock Award Agreements dated February 14, 2020, February 24, 2021, January 3, 2022 and January 3, 2023, by and between Executive and Holdings (the “Outstanding Award Agreements”), due to the impossibility of obtaining the information necessary to perform the applicable calculations with respect to the Performance-Vesting Shares (as defined in the applicable Outstanding Award Agreements), (i) the sentence “Revenue Growth Rate for the Company and the NTI shall be calculated using organic growth only, excluding any impact of any merger, acquisition or business combination.” shall be deemed deleted from Section 2(a) of each Outstanding Award Agreement; and (ii) the sentence “Cash Flow Growth Rate for the Company and the NTI shall be calculated using organic growth only, excluding any impact of any merger, acquisition or business combination.” shall be deemed deleted from Section 2(b) of each Outstanding Award Agreement, and Executive and Holdings agree that the Outstanding Award Agreements shall be deemed amended accordingly.

(ii)            With respect to 2024, 2025 and 2026, provided Executive is employed by the Company on January 1 of such year, each year Holdings shall grant to Executive 84,000 (eighty-four thousand) shares of time-based Restricted Stock (“New Award Time Vesting Shares”) and 96,000 (ninety six thousand) shares of performance-vesting Restricted Stock (the “New Award Performance Vesting Shares,” and together with the New Award Time Vesting Shares, the “Restricted Shares”), subject to the vesting requirements described below.

New Award Time Vesting Shares will vest in 12 equal monthly installments beginning on January 1 of the third year following the year of grant (e.g., a grant in January 2024 shall begin vesting on January 1, 2027), subject to Executive’s continued employment with the Company through each applicable vesting date.

New Award Performance Vesting Shares will be eligible to vest following a three-year performance period (a “Performance Period”) (e.g., a grant in January 2024 shall relate to performance during the period beginning on January 1, 2024 and ending on December 31, 2026), subject to Executive’s continued employment with the Company through the applicable vesting date, and based upon Executive’s achievements during the applicable Performance Period relative to the following performance targets to be determined and/or amended by the Committee in the year prior to the applicable grant date:

(a)	up to 48,000 of the Performance Vesting Shares shall vest only if the Company’s compound annual growth rate in EBITDA as set forth in the Company’s earnings press releases, (“EBITDA CAGR”) for the last year of the applicable Performance Period compared to the EBITDA CAGR for the year immediately prior to the applicable Performance Period is positive. If Company’s EBITDA CAGR for the applicable Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) the Company’s actual EBIDTA CAGR, by (ii) a target percent to be set by the Committee, and then multiplying the resulting fraction by 48,000, provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (a) shall not exceed 48,000 Shares. If the Company’s EBITDA CAGR for the applicable Performance Period is less than zero then no Performance Vesting Shares subject to this clause (a) will vest. Any Performance Vesting Shares subject to this clause (a) which do not vest on the applicable vesting date will be forfeited and cancelled; and

(b)	up to 48,000 of the Performance Vesting Shares shall vest only if the Company’s total shareholder return (“TSR”) for the applicable Performance Period is positive. If Company’s TSR for the applicable Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing the Company’s TSR by the TSR of the Nasdaq Telecommunications Index (“NTI”) for the applicable Performance Period and multiplying that percentage by 48,000; provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (b) shall not exceed 48,000 Shares. If the Company’s TSR for the applicable Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (b) will vest. Any Performance Vesting Shares subject to this clause (b) which do not vest on the applicable vesting date will be forfeited and cancelled. TSR is calculated by comparing an amount invested in the Company to the same amount invested in the NTI at the beginning of the applicable Performance Period with all dividends reinvested during such Performance Period. In calculating the TSR the average price of the Company’s stock and of the NTI in the 20 trading days prior to the measurement dates shall be used.

Each grant of Restricted Shares will be issued pursuant to the Amended and Restated Cogent Communications 2017 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) of Holdings and shall be subject to the Plan, the applicable award agreement and such other terms and conditions set by the Committee.

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

As to Sections 1 and 2: Cogent Communications, Inc. As to Section 3: Cogent Communications Holdings, Inc.

/s/ David Schaeffer	by:	/s/ John Chang
David Schaeffer		John Chang
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, Inc. and Cogent
Communications Holdings, Inc. on behalf of the
board of directors

Date: January 3, 2024		Date: January 3, 2024